Exhibit 10.26

September 25, 2019
H. Todd Kaestner
Executive Vice President - Asset Management &
Division President - Entry Fee

Re:    Summary of Severance Protection
Dear Todd:
As we have discussed, Brookdale is evaluating strategic alternatives for Brookdale’s 51% interest in its unconsolidated venture (the “Entry Fee Venture”) which owns and operates sixteen entry-fee CCRCs (the “Entry Fee Portfolio”). Although we cannot be sure whether, or when, a transaction would occur, or the final form of any such transaction, in light of your leadership of the Entry Fee Division we would like to summarize your existing severance protections and offer to enhance your potential severance pay as described below.
Enhanced Severance Proposal
As you know, your position is eligible to participate in the Amended and Restated Tier I Severance Pay Policy dated effective April 15, 2018 (the “Tier I Policy”) as modified with respect to your participation by that certain letter agreement (the “Letter Agreement”) between you and the Company dated August 6, 2010 (the Tier I Policy as modified by the Letter Agreement, the “Severance Policy”). For your reference, copies of the Tier I Policy and the Letter Agreement are attached hereto as Annex A. The following summary of severance pay is qualified in its entirety by reference to the full Severance Policy. Italicized terms below are defined in the Tier I Policy, except that good reason is defined in the Severance Pay Policy, Tier I, dated August 6, 2010.
Under the Severance Policy, you would be eligible for payments as described below upon a qualifying separation from service and your compliance with the terms of the Severance Policy (including delivery of an executed general release of claims):

A.
If separation from service by the Company without cause (otherwise than within 18 months following a change in control of the Company), you would be eligible to receive 100% of your annual salary and 100% of your target annual bonus for the year of separation, payable over 12 months. Based on your current compensation level, this amount would be approximately $585,650. In addition, you would be eligible to receive a pro-rata bonus, to the extent earned under the applicable bonus plan following year-end (i.e., pro-rated based on the number of days you were employed during such year).

B.
If separation from service by you for good reason (otherwise than within 18 months following a change in control of the Company), you would be eligible to receive 100% of your annual salary and 75% of your target annual bonus for the year of separation, payable over 12 months. Based on your current compensation level, this amount would be approximately $525,363.

C.
If separation from service by the Company without cause or by you for good reason within 18 months following a change in control of the Company, you would instead be eligible to receive 150% of your annual salary and 150% of your target annual bonus for the year of separation, payable over 18 months. Based on your current compensation level, this amount would be approximately $878,475. In addition, you would be eligible to receive a pro-rata bonus as described in scenario “A” above.

In the three scenarios above, you also would be eligible to elect certain COBRA continuation benefits under the Company’s medical plan (including dependent coverage where applicable) in accordance with the terms of the applicable plan. If you were to elect continuation benefits under COBRA, the Company would be responsible for the employer-contribution portion of the premium, and you would be responsible for the employee-contribution portion of the premium, as if you were still an active employee of the Company. Such employer-subsidized continuation benefits would generally end on the first to occur of the last day of the severance pay period or when you become eligible to participate in another health plan (e.g., at another employer).
We are proposing to amend and supplement the Severance Policy as it applies to you, on the terms set forth in Annex B. Under this proposal, for purposes of determining the amount of severance pay, the Company’s completion before January 1, 2021 of the Entry Fee Sale Transactions would be deemed to be a change in control if you were not offered acceptable employment by the Company or the Acquirer (if any) and you subsequently were to have a qualifying separation from service. In such circumstances, this proposal would, in effect, allow you to participate in the Severance Policy under scenario “C” above, despite the completion of the Entry Fee Sale Transactions not being a change in control of the Company under the terms of the Severance Policy. With this proposal, if completion of the Entry Fee Sale Transactions were to occur before January 1, 2021 and you were offered acceptable employment by the Company or the Acquirer (if any), you would no longer be eligible to participate in the Severance Policy and would not be paid severance thereunder, even if you do not accept the offer of acceptable employment and your employment is terminated by you or us.
The terms “Acquirer,” “acceptable employment,” and “Entry Fee Sale Transactions” are defined in Annex B. Generally, completion of the Entry Fee Sale Transactions will be deemed to have occurred upon such time that the Company has sold its direct or indirect interests in all of the sixteen entry-fee CCRCs contained in the Entry Fee Portfolio. This would include an outright sale the Company’s equity interests in the Entry Fee Venture, the sale of entry-fee CCRCs, or a combination thereof. The Acquirer means the acquirer (if any) of the Company’s interest in at least a majority of the sixteen entry-fee CCRCs contained in the Entry Fee Portfolio. Acceptable employment generally means employment with the Company or the Acquirer that is accepted by you, employment with the Company with compensation (including incentive compensation opportunities and benefits) that is not materially and significantly reduced compared to the compensation existing immediately prior to completion of the Entry Fee Sale Transactions, or employment with the Acquirer with responsibilities, duties and compensation (including incentive compensation opportunities and benefits) that are not materially and significantly reduced compared to those existing immediately prior to completion of the Entry Fee Sale Transactions.
Since the foregoing proposal would be a supplement and amendment to the Severance Policy as applied to you, it would only become effective upon your and our executing the agreement set forth in Annex B.
Acceleration of Outstanding Equity Awards
If completion of the Entry Fee Sale Transactions occurs, you have our commitment that we will, at the appropriate time, request that the Compensation Committee approve an amendment to your then outstanding equity award agreements to accelerate the vesting of any outstanding shares of restricted stock upon consummation of the transaction. Since this action requires formal approval of the Compensation Committee, we would seek such approval only if completion of the Entry Fee Sale Transactions were imminent. We have already informed the Compensation Committee of management’s intent to request such approval. Currently you hold 99,898 outstanding shares of restricted stock. Until such time as the Entry Fee Sale Transactions are completed and Compensation Committee approval is received, your awards of restricted stock will continue to vest and/or be forfeited in accordance with the existing terms of your award agreements.
Other Severance Benefits
Under our existing policies applicable to your position, we pay out accrued PTO balances up to 160 hours in the event employment is terminated by the Company without cause.
* * * * *
Todd, I understand first-hand the uncertainties that come with a strategic review process, and I hope that you will find the foregoing alleviates some of those concerns to allow you to focus on your important work. If you desire to accept the proposal for enhanced benefits under the Severance Policy, please execute and deliver the agreement set forth in Annex B.

Sincerely,
Brookdale Senior Living Inc.

By: Lucinda M. Baier
Name:    Lucinda M. Baier
Title:    President & Chief Executive Officer

Annex A

Amended and Restated Tier I Severance Policy
&
Letter Agreement dated August 6, 2010

(see attached)

Annex B

SUPPLEMENT TO
BROOKDALE SENIOR LIVING INC.
AMENDED AND RESTATED TIER I SEVERANCE PAY POLICY

This SUPPLEMENT TO BROOKDALE SENIOR LIVING INC. AMENDED AND RESTATED TIER I SEVERANCE POLICY (this “Supplement”) is entered into as of September 25, 2019 by and between Brookdale Senior Living Inc. (together with its consolidated subsidiaries, the “Company”) and H. Todd Kaestner (“Participant”) to provide for certain amendments and supplements to the Amended and Restated Tier I Severance Policy adopted by the Company effective as of April 15, 2018 as modified with respect to Participant’s participation by that certain letter agreement between Participant and the Company dated August 6, 2010 (the Policy as modified by the letter agreement, the “Severance Policy”). Except as modified by this Supplement with respect to Participant, the terms and conditions of the Severance Policy shall control. All capitalized terms used in this Supplement and not defined herein shall have the meanings set forth in the Severance Policy.

1.For purposes of this Supplement, the following terms shall have the following meanings:

(a)    “Acceptable Employment” means (i) continuing employment with the Company or employment with Acquirer that is accepted by the Participant; (ii) continuing employment with the Company with compensation (including incentive compensation opportunities and benefits) that is not materially and significantly reduced compared to Participant’s compensation existing immediately prior to completion of the Entry Fee Sale Transactions; or (iii) employment with the Acquirer with responsibilities, duties and compensation (including incentive compensation opportunities and benefits) that are not materially and significantly reduced compared to those existing immediately prior to completion of the Entry Fee Sale Transactions.

(b)    “Entry Fee Venture” means the Company’s unconsolidated venture in which it owns a 51% interest and which owns sixteen entry-fee CCRCs (the “Entry Fee Portfolio”).

(c)    Completion of the “Entry Fee Sale Transactions” will be deemed to have occurred upon such time that the Company has completed the sale (through sale of assets, sale of equity, and/or merger) of its direct or interest interests in all of the sixteen entry-fee CCRCs contained in the Entry Fee Portfolio (e.g., through an outright sale of the Company’s equity interests in the Entry Fee Venture, the sale of CCRCs, or a combination thereof). Any entity or group of affiliated entities that acquires the Company’s interest in at least a majority of the sixteen entry-fee CCRCs contained in the Entry Fee Portfolio is referred to as an “Acquirer,” provided, that no “Acquirer” shall be deemed to exist for this Supplement if no entity or group of affiliated entities acquires the Company’s interest in at least a majority of such entry-fee CCRCs.

2.If completion of the Entry Fee Sale Transactions occurs before January 1, 2021, and Participant is not offered Acceptable Employment by the Company or the Acquirer, and Participant is otherwise then an Eligible Employee immediately prior to completion of the Entry Fee Sale

Transactions, then completion of the Entry Fee Sale Transactions will be deemed to be a Change in Control under the Severance Policy solely for purposes of Section 4(a)(ii)(2) of the Severance Policy, which will entitle Participant to receive the severance pay described in Section 4(a)(ii)(2) of the Severance Policy upon a subsequent Qualifying Separation from Service under the circumstances set forth in Section 4(a)(ii)(2) and in accordance with, and subject to, the terms of the Severance Policy.

3.If the Entry Fee Sale Transactions are completed before January 1, 2021, and Participant is offered Acceptable Employment by the Company or the Acquirer, then upon and following such completion, Participant would no longer be eligible to participate in the Severance Policy (except to the extent set forth in the terms of continuing employment with the Company that is accepted by the Participant) and would not be paid severance or receive severance benefits thereunder, even if Participant does not accept the offer of Acceptable Employment and Participant’s employment is terminated for any reason by the Company or Participant.

4.The terms set forth in this Supplement will not be amended in a manner that is disadvantageous to Participant, without Participant’s prior written consent.

5.This Supplement shall terminate and have no further effect on January 1, 2021, (provided that any rights of either party that have accrued pursuant to Section 2 or Section 3 of this Supplement prior to such date shall survive such termination).

6.The Supplement is not a contract for employment and shall not confer employment rights upon any person. No person shall be entitled, by virtue of this Supplement or the Severance Policy, to remain in the employ of the Company and nothing in this Supplement or the Severance Policy shall restrict the right of the Company or its successor to terminate the employment of any person at any time, with or without cause.

IN WITNESS WHEREOF, each of the parties hereto have entered into this Supplement as of the date written above.

BROOKDALE SENIOR LIVING INC.

By:    Lucinda M. Baier
Name: Lucinda M. Baier
Title: President & Chief Executive Officer

PARTICIPANT

By:    H. Todd Kaestner
H. Todd Kaestner

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